Exhibit 5.1

May 14, 2021

CannaPharmaRx, Inc.

888 – 3rd Street SW, Suite 3600

Calgary, Alberta, CanadaT2P 5C5 949-652-6838

Dear Ladies and Gentlemen:

We are legal counsel to CannaPharmaRx, Inc., a Delaware corporation (the "Company"), and have represented the Company in connection with the preparation and filing of that certain Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on the date hereof, for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), one hundred thirty-five million (135,000,000) shares of the Company's common stock, par value $0.0001 per share (the "Shares"), which have been issued to the selling shareholders named in the Registration Statement.

In connection with the foregoing, we have examined such documents, corporate records and matters of law as we have deemed necessary or appropriate in connection with this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed below is limited to matters governed by Federal securities laws and by the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdictions. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof.

Brinen & Associates, LLC

May 14, 2021

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and are duly and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading "Legal Matters" in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Sincerely,

Should you have any questions, please do not hesitate to contact me at the New York office or via electronic mail at jbrinen@brinenlaw.com.

Yours truly,

Brinen & Associates, LLC

/s/ Joshua D. Brinen

Joshua D. Brinen